Exhibit 99.2



                               Denny's Corporation
                        Stock Option Award Agreement






Dear Participant:

Congratulations on your selection as a participant in the Denny's stock option program. You have been granted the right to purchase from Denny's Corporation (the "Company") shares of its common stock, $.01 par value, pursuant to the provisions of the Denny's Corporation 2004 Omnibus Incentive Plan ("the Plan") and to the terms and conditions set forth in this Agreement.

Terms used in this Agreement that are defined in the Plan shall have the initial letter of the word capitalized and shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms of this Agreement.

The options granted to you under this Agreement are nonqualified stock options.

Overview of Your Stock Option
-----------------------------

1.   Number of Options Granted:         ___________

2.   Date of Grant:                     ___________

3.   Exercise Price:                    ___________

4. Option Term: The Options have been granted for a period of ten (10) years from the Date of Grant (the "Option Term").

5. Vesting and Exercise: Options do not provide you with any rights or interests until they vest and become exercisable. Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Options shall vest subject to the conditions set forth in Section 6 as shown below:

     ----------------------------------------------------------

     Percentage of        Date on Which percentage of Option
     Option That          Vests, Assuming You Remain Employed
     Vests                On The Applicable Date
     ----------------------------------------------------------





6. Conditions to Vesting: The following conditions must be satisfied for the Options to vest and become exercisable in accordance with Section 5 above:

        (a) The Options have been designated as Qualified Performance-Based Award(s) and as such will vest and become exercisable in accordance with Section 5 only if the Company achieves an increase


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              in same store sales (on a percentage basis) for the Fourth Quarter of the 2004 fiscal year; and

        (b) A participant must receive a performance rating of a "1" or a "2" on either his/her 2004 mid-year employee performance evaluation or his 2004 year-end employee performance evaluation for his/her Options to vest and become exercisable in accordance with Section 5.

7. How to Exercise: The Options hereby granted shall be exercised by
(1) contacting the Company's Stock Option Coordinator (currently, Kelly Land) at (864/597-8671), (2) submitting a written notice (in the form required by the Company on the date of exercise) specifying the number of shares you then desire to purchase. Unless the exercise is a broker-assisted "cashless exercise" as described below, such written notice must be accompanied by full payment in cash, shares of stock of the Company previously acquired by you (which shares may be delivered by attestation or actual delivery of one or more certificates), or any combination thereof, for the applicable Exercise Price, plus any applicable tax withholding amount; provided, however, that if shares of stock are used for this purpose, such shares must have been held by you for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Options. The fair market value of the surrendered shares of stock as of the last trading day immediately prior to the exercise date shall be used in valuing and shares used in payment of the Option Price or applicable tax withholding amounts. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and at the discretion of Compensation and Incentives Committee of the Board of Directors of the Company, the Option may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the Exercise Price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company on the settlement date.)

Notwithstanding the above, the Company has the authority and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. Such withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding Option shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

As soon as practicable after receipt of such written notification and payment and satisfaction of applicable tax withholding requirements, the Company shall issue or transfer to you, when applicable, the number of Shares with respect to which such Options shall be so exercised and shall deliver to you either a certificate or certificates for such shares or evidence of book entry of such Shares registered in your name.

8. Impact of Termination of Employment: The vesting and term of your options will change if you terminate employment during the Option Term, according to the following table (but in no event shall the term of an Option be extended beyond the original Option Term:


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



----------------------------------------------------------------------------------------------------

     Employment Event                          Impact of             Exercise Period for Vested
                                               Termination           Options ollowing Termination
                                               on Vesting            (After Which the Options Shall
                                                                     Lapse)
----------------------------------------------------------------------------------------------------

     lEAVE OF ABSENCE < 90 DAYS                Continue Vesting      No change
     Death                                     Vest fully            1 year
     Disability 1                              Continue vesting      1 year
                                               until lapse
     Retirement 2                              Continue vesting      1 year
                                               until lapse
     Voluntary resignation                     Vesting stops         60 days
     Involuntary termination other than for    Vesting stops         60 days
     Cause3
     Involuntary termination for Cause3        Vesting stops         None. Must exercise prior to
                                                                     termination
     Involuntary termination within 24 months  Vest fully            5 years
        of a Change in Control4
     -----------------------------------------------------------------------------------------------


           1 Disability means any physical or mental condition which would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to that particular Participant.

           2 Retirement means the voluntary termination of employment from the Company or an Affiliate for any reason other than a leave of absence, death or disability on or after attainment of the age of fifty-five.

           3 Cause as a reason for a Participant's termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, "Cause" shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

           4 Please see the definition of Change in Control in the Plan.

9. Restrictions on Transfer and Pledge: No right or interest in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability to any other party other than the Company. The Options are not assignable or transferable by you other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers. The Options may be exercised during your lifetime only by you or any permitted transferee.

10. Beneficiary Designation: You may, in the manner determined by the Committee, designate a beneficiary to exercise your rights hereunder and to receive any distribution with respect to the Options upon your death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives you, the Options may be exercised by the legal representative of your estate, and payment shall be made to your


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estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by you at any time provided the change or revocation is filed with the Company.

11. Limitation of Rights: The Options do not confer to you any rights of a shareholder of the Company unless and until Shares are in fact issued in connection with the exercise of the Options. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your service at any time, nor confer upon you any right to continue in the service of the Company.

12. Covenants: Without the prior written consent of the Company, which may be granted or withheld in the Company's sole and absolute discretion, during the term of your employment with the Company, and for a period of twelve (12) calendar months thereafter, you hereby agree that you shall not, directly or indirectly:

      (a) Disclosure of Information. Use, attempt to use, disclose, or otherwise make known to any person (other than in the course of employment with the Company or any Subsidiaries or Affiliate thereof) any knowledge or information of a confidential or proprietary nature (including all unpublished matters) relating to, without limitation, the business, strategy, plans, properties, accounting, books and records, trade secrets, or memoranda of the Company or its Affiliates.

      (b) Solicitation. Whether for your own account or for the account of any other Person, solicit, employ, or retain (or arrange to have any other Person to solicit, employ, or retain) or otherwise participate in the employment or retention of any individual who is or has been within one (1) year an employee or consultant of the Company or any of its Subsidiaries.

13. Requirements of Law: The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14. Restrictions on Issuance of Shares: If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

15. Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the state of Delaware, county of New Castle.

16. Successors: This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

17. Plan Controls: The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged


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conflict between the provisions of the Plan and the provisions of this
Agreement, the provisions of the Plan shall be controlling and determinative.

18. Severability: If any one or more of the provision contained in the Agreement is invalid, illegal or unenforceable, the other provision of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

19. Notice: Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

         Denny's Corporation
         203 East Main Street
         Spartanburg, South Carolina 29319-0001
         Attn: Secretary

or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or at any other address given by you in a written notice to the Company.


Please refer any questions you may have regarding your stock options to the Stock Option Coordinator (currently, Kelly Land) of the Legal Department at (864/597-8671). Once again, congratulations on receipt of your stock option.


Sincerely,



-----------------------------

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

                            Agreement to Participate

By signing a copy of this Agreement and returning it to the Stock Option Coordinator of the Legal Department of Denny's Corporation. I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Option.


                                                 ------------------------------
                                                 Participant



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